Exhibit 10.16
VIA FEDEX DELIVERY
December 18, 2017
Mr. Ian Siegel
ZipRecruiter INC.
401 Wilshire Blvd. 11th Floor
Santa Monica, CA 90401

RE:	The First Amendment to Lease Agreement (this “Amendment”) dated December 15, 2017, by and between HUDSON 604 ARIZONA, LLC, a Delaware limited liability company (“Landlord”), and ZIPRECRUITER, INC., a Delaware corporation (“Tenant”) for premises located at 604 Arizona Avenue, Santa Monica, California (“Premises”) as more particularly described in the Original Lease.
Dear Mr. Siegel:
Enclosed for your records, please find one (1) fully executed, original Amendment for the Premises as noted above.
Should you have any questions, please do not hesitate to contact me at (310) 361-0120.
Sincerely,
HUDSON PACIFIC PROPERTIES
as authorized agent of Landlord

/s/Jericho Gilmore
Jericho Gilmore, RPA®, LEED AP
Senior Property Manager

Enclosure: (1)

FIRST AMENDMENT TO LEASE AGREEMENT
This First Amendment to Lease Agreement (this “Amendment”) is made and entered into as of December 15, 2017, by and between HUDSON 604 ARIZ0NA, LLC, a Delaware limited liability company (“Landlord”), and ZIPRECRUITER, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of September 30, 2017 (the “Original Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, certain premises located at 604 Arizona Avenue, Santa Monica, California (the “Premises”), as more particularly described in the Original Lease.
B.    Landlord and Tenant desire to amend the Original Lease to, among other things, modify Tenant’s maintenance and repair obligations with respect to the Premises, all in accordance with the terms and condition set forth below.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Defined Terms. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment.
2.    Tenant’s Repairs. Section 11(a) of the Original Lease is hereby deleted in its entirety and replaced with the following paragraph:
“(a)     subject to landlord’s obligation in Paragraph 10 and/or elsewhere in this Lease, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in compliance with all legal Requirements all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, equipment and loading areas, plumbing, water, and sewer lines up to points of common connection, entries, doors, door frames, ceilings, windows, window frames, interior walls, and the interior side of demising walls, and other building and mechanical systems serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the lease Term. If a capital replacement of any currently existing element of the Premises is required then, provided that such capital replacement (i) was not necessitated by Tenant’s misuse, failure to perform ordinary repair and maintenance in a commercially reasonable manner, or failure to timely comply with any of the terms of this Lease (it being understood that, subject to Section 9(c), Tenant shall solely be responsible for the cost thereof if such capital replacement was necessitated by Tenant’s misuse, failure to perform ordinary repair and maintenance in a commercially reasonable manner, or failure to timely comply with any of the terms of this lease), and (ii) is not with respect to any Tenant-Made Alterations, landlord shall perform such capital replacement and the cost thereof shall be amortized on a straight line basis (with interest at 8% per annum) over a period equal to the useful life thereof for federal income tax purposes, and Tenant shall pay such amortized payments to landlord on the first day of each month together with its Base Rent payments (but without regard to any credit or abatement of Base Rent) through and including the expiration of the lease Term and any extensions thereof).”
3.    Severability. Any provision of this Amendment which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.
4.    Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.
5.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.
6.     PDF; Counterparts. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by PDF as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.
7.    Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect and Landlord and Tenant hereby ratify the Original Lease, as amended hereby.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first set forth above.
LANDLORD:

HUDSON 604 ARIZONA, LLC,
a Delaware limited liability company

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership
Its:	Sole Member

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership
Its: General Partner

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Title:	Chief Operating Officer,
Chief Financial Officer & Treasurer
TENANT:

ZIPRECRUITER, INC.,
a Delaware corporation

By:	/s/ Ian Siegel
Name:	Ian Siegel
Title:	CEO

By:	/s/ David Feldman
Name:	David Feldman
Title:	Chief Business Officer,
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